Exhibit 5.1

JOHN L. THOMAS, ESQUIRE

18 Beth Drive

Moorestown, NJ 08057

Telephone: 609.332.1791	email: johnlthomas2@outlook.com

August 22, 2023

Londax Corp.

Puces iela 47, Riga

Latvia LV-1082

I have acted as special counsel to Londax Corp., a Wyoming Company (the Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”) of 4,000,000 shares of the Company’s common stock, par value $0.0010 per share (the “Shares”) pursuant to a registration statement on Form S-1 being filed with the U.S. Securities and Exchange Commission on the date hereof ( such registration statement is referred herein as the “Registration Statement”).

I have reviewed such corporate records, certificates and other documents and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals.

I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

Based upon the forgoing, I am of the opinion that the Shares have been duly authorized and when issued and paid for in accordance with terns set forth in the Registration Statement will be validly issued, fully paid and nonassessable.

I am a member of the bar of the Commonwealth of Pennsylvania. I do not express any opinion hereon on any laws other than the general corporate law of the State of Wyoming.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion. I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

/s/ John l. Thomas, Esq.